EXHIBIT 99.4

LaSalle Bank N.A. 2600 West Big Beaver Road P.O. Box 3703 Troy, Michigan 48007-3703 Christopher R. Knight First Vice President Financial Institutions

September 27, 2007

Ms. Danice Chartrand
Senior Vice President & CFO
Southern Michigan Bancorp, Inc.
51 West Pearl Street
Coldwater, Michigan 49036

Dear Danice,

LaSalle Bank N.A. ("LaSalle") is pleased to inform you that your request to lend up to $10,000,000 to Southern Michigan Bancorp, Inc. ("Borrower") to provide funding for the acquisition of FNB Financial Corporation and for general working capital purposes has been approved subject to substantially the following terms and conditions:
BORROWER:	Southern Michigan Bancorp, Inc.

AMOUNT:	$10,000,000.

FACILITY:	A - $3,000,000 secured revolving credit facility. B - $7,000,000 secured term facility.

PURPOSE:	For the acquisition of FNB Financial Corporation and for general working capital purposes.

MATURITY:	A - Three years from closing. B - Five years from closing, 12 year amortization.

INTEREST RATE:	A - LIBOR + 150 basis points. B - LIBOR + 145 basis points.

FEES:	None.

REPAYMENT:	A - Interest only quarterly, principal due at maturity. B - Principal and interest quarterly, remaining principal due at maturity.

COLLATERAL:	100% of the stock of Southern Michigan Bank & Trust.

DOCUMENTATION:	Funding would be subject to legal documentation which is acceptable to LaSalle's counsel. Costs of having legal documents prepared or reviewed by LaSalle's counsel would be borne by the Borrower.

Danice Chartrand
Proposal Letter

COVENANTS:	The following covenants will be measured quarterly for Southern Michigan Bank & Trust:

Southern Michigan Bank & Trust must maintain "well capitalized" ratios as defined by Federal Reserve Bank guidelines.

Minimum Return on Average Assets = 0.80%.

Minimum Loan Loss Reserve to Total Loans = 1.0%.

Maximum Non-Performing Assets to Equity Capital = 25.0%.

Danice, we look forward to furthering our correspondent banking relationship with your company. It is our pleasure to make this commitment available to Southern Michigan Bancorp, Inc. If the terms and conditions of our commitment are acceptable, please sign one copy of this letter and return it to us. If your written acceptance of this commitment is not received by October 5, 2007 or if the subject loan is not closed by November 30, 2007, this commitment shall then expire.

Sincerely,

/s/ Christopher R. Knight

Christopher R. Knight
Financial Institutions Division
(248) 816-4879

The terms and conditions outlined in LaSalle's loan commitment to Southern Michigan Bancorp, Inc. dated September 27, 2007 are hereby agreed upon and accepted:
By:	Date:

Its: